Exhibit 5.3

[Stoel Rives LLP Letterhead]

December 10, 2014

VIA EMAIL AND UPS

Asbury Automotive Group, Inc.

2905 Premiere Parkway, NW, Suite 300

Duluth, Georgia 30097

Re:	Registration Statement on Form S-4 Filed by Asbury Automotive Group, Inc. and the Guarantors (as defined below) Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as Oregon local counsel to Thomason Auto Credit Northwest, Inc., an Oregon corporation (the “Company”), the Oregon subsidiary of Asbury Automotive Group, Inc. (“Parent”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $400,000,000 aggregate principal amount of 6.0% Senior Subordinated Notes due 2024 of Parent (the “Exchange Notes”) for an equal principal amount of 6.0% Senior Subordinated Notes due 2024 of Parent outstanding on the date hereof (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of December 4, 2014 (the “Indenture”), by and among Parent, the Company and the guarantors signatory thereto (collectively, the “Guarantors”), and U.S. Bank National Association, as trustee. The Original Notes are, and the Exchange Notes will be, guaranteed on a joint and several basis by the Guarantors (such guarantee by the Company is referred to herein as the “Subsidiary Guarantee”).

In rendering the opinions set forth in this opinion letter, we have examined the following documents:

a.	the Articles of Incorporation of the Company dated June 28, 1993, as amended and in effect as of the date hereof;

b.	the Bylaws of the Company, as amended and in effect as of the date hereof;

c.	Actions Taken by Unanimous Written Consent In Lieu of Meeting dated November 18, 2014, executed by the board of directors of the Company,

Asbury Automotive Group, Inc.

December 10, 2014

authorizing the execution, delivery and performance by the Company of its obligations under the Indenture and approving the filing of the Registration Statement, the consummation of the Exchange Offer and the Subsidiary Guarantee;

d.	a Certificate of Existence issued by the Oregon Secretary of State dated December 9, 2014, in respect of the Company (the “Certificate of Existence”); and

e.	the Subsidiary Guarantee set forth in the Indenture.

In addition to the foregoing, we have examined the originals, or copies identified to our satisfaction, of the corporate records of the Company, certificates of public officials, certificates of the Secretary or other authorized officers of the Company, and the other agreements, instruments, and documents we deemed necessary as the basis for the opinions expressed below.

As to all matters of fact which form the basis of any opinion set forth in this opinion letter, we have relied without investigation or analysis upon the truth and accuracy of: (a) the representations and warranties of the Company and Parent which are set forth in the Registration Statement; and (b) the certifications and statements of the officers and agents of the Company and the certifications and statements of any governmental or public officials in any certificates provided to us. Except to the extent expressly stated herein, we have not undertaken any independent investigation or inquiry to determine the existence or absence of any facts, and no inference as to our knowledge of the existence or absence of facts should be drawn from the fact of our representation as Oregon local counsel to the Company in connection with the Registration Statement.

In giving the opinions set forth below, we have further relied, without investigation or analysis, on each of the following assumptions:

(a) The authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or as facsimile transmissions;

(b) The genuineness of all signatures on the Indenture and any other documents executed pursuant thereto, and that all natural persons signing any such documents were, at the time of signing, legally competent to do so;

(c) The accuracy and completeness of all information provided, in written form or by electronic transmission, to us by offices of public record at the time given and as of the date of this opinion letter;

Asbury Automotive Group, Inc.

December 10, 2014

(d) With respect to all parties to the transactions contemplated by the Indenture other than the Company: (i) the due and valid authorization, execution and delivery of all documents delivered by such party as the legal, valid and binding obligations of such party; (ii) the legal and valid existence of such party under the laws of the jurisdiction in which it is incorporated or organized; (iii) the compliance by such party with all other legal requirements pertaining to its status as such status relates to its rights to enforce the documents to which it is a party; and (iv) the compliance by such party with all applicable laws, rules and regulations governing the conduct of its business as related to the transactions contemplated by the Registration Statement; and

(e) Any certificate, representation other confirmation or other document upon which we have relied that was given or dated on or prior to the date of this opinion letter continues to remain accurate from such earlier date through and including the date of this opinion letter insofar as it relates to the opinions expressed herein.

Based on the foregoing examinations and assumptions, and subject to the qualifications, limitations and exclusions stated below in this opinion letter, we are of the opinion that:

1. Based solely upon the Certificate of Existence, the Company is a corporation validly existing under the laws of the State of Oregon.

2. The Company has all requisite corporate power and corporate authority to perform its obligations under the Indenture, including the Subsidiary Guarantee set forth therein.

3. The execution and delivery by the Company, and the performance by the Company of its obligations under, the Indenture, including the Subsidiary Guarantee set forth therein, have been duly authorized by all necessary corporate action of the Company.

4. The execution and delivery by the Company, and the performance by the Company of its obligations under, the Indenture, including the Subsidiary Guarantee set forth therein, do not violate (a) the provisions of the Company’s articles of incorporation or bylaws, or (b) applicable provisions of Oregon statutory laws or regulations.

All of the opinions set forth in this opinion letter are expressly limited and qualified as follows:

A. We are qualified to practice law in the State of Oregon, and we do not express any opinions in this letter concerning any issue that is governed by the laws of any other jurisdiction. Further, all federal laws, rules and regulations are expressly excluded from the scope of this opinion letter.

Asbury Automotive Group, Inc.

December 10, 2014

B. This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

Our opinions herein are being furnished to you in connection with the Exchange Offer pursuant to the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and the filing of this consent shall not be deemed an admission that this firm is an expert within the meaning of Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No one is entitled to rely on our opinions in any other context.

This opinion letter and the opinions contained herein are as of the date set forth above, and we do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect our legal opinions expressed herein.

Very truly yours,

/s/ STOEL RIVES LLP